Exhibit 99.2
FIRST AMENDMENT TO
VOTING TRUST AGREEMENT
THIS FIRST AMENDMENT TO VOTING TRUST AGREEMENT (the “Amendment”) is entered into as of the 13th of October, 1989, by and between Juanita A. Borick and Louis L. Borick, individually and as Trustee ( as such term is defined in that certain Voting Trust Agreement (the “Agreement”) entered into as of January 1st, 1985 by and between Juanita A. Borick and Louis L. Borick, (individually and as Trustee) , with respect to the following facts and circumstances:
A. As of January 1st, 1955 , Juanita A. Borick and Louis L. Borick, individually and as Trustee , entered into the Agreement, providing for the establishment of a Voting Trust on certain terms and conditions outlined in the Agreement, including, among other things, the depositing with Louis L. as Trustee a portion of certain shares of common stock of Superior Industries International Inc., a Delaware corporation.
B. As set forth in the Agreement , paragraph two, page seven and paragraph ten, page nineteen , the Agreement continues in full force and effect for a term of five years , unless terminated prior thereto, as provided therein.
C. Juanita A. Borick and Louis L. Borick now desire to extend , for an additional three years , the term of the Agreement.

NOW THEREFORE , for and in consideration of the foregoing and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Juanita A. Borick and Louis L. Borick, individually and as Trustee , agree as follows:
1. The initial term of five years, as referred to in the Agreement, paragraphs two and ten, is hereby extended for an additional three years, through and until December 31, 1992, during which time the Agreement, as amended hereby, shall continue in full force and effect unless terminated prior thereto in accordance with its terms.
2. All references in the Agreement to “the Agreement,” or to “this Agreement,” shall be deemed to refer to the Agreement as amended by this Amendment.
3. Except a expressly amended herein, all terms of the Agreement as well as of this Amendment shall remain in full force and effect as written.
Executed at Los Angeles, California, this 16 day of October, 1989 effective as of the date and year first above written:
JUANITA A. BORICK:

/s/ Juanita A. Borick
Juanita A. Borick

LOUIS L. BORICK

/s/ Louis L. Borick
Louis L. Borick

THE TRUSTEE:

/s/ Louis L. Borick
Louis L. Borick

THE COMPANY:	SUPERIOR INDUSTRIES INTERNATIONAL Inc., a Delaware Corporation
	By:	/s/ Louis L. Borick
Louis L. Borick

	By:	/s/ Edward Kelly
Edward Kelly, Secretary